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                                                                       Exhibit 5







                                October 30, 1996



The Dun & Bradstreet Corporation
187 Danbury Road
Wilton, CT  06897



Ladies & Gentlemen:

               I have acted as counsel to The Dun & Bradstreet Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") which the Company intends to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to 764,063 shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), which may be purchased by employees in accordance with The Dun & Bradstreet Corporation Founders' Match Program (the "Plan") and 2,292,188 options to purchase Common Stock ("Options") which may be issued in accordance with the Plan. I understand that key executives who commit to purchase shares of Common Stock are eligible to be granted Options under the 1991 Key Employees Stock Option Plan for The Dun & Bradstreet Corporation and Subsidiaries (the "Option Plan").

               I have examined a copy of the Registration Statement (including the exhibits thereto) and the related Prospectus (the "Prospectus"). In addition, I have examined, and have relied as to matters of fact upon, the originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

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The Dun & Bradstreet Corporation       -2-                      October 30, 1996



               In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.

               I hereby advise you that in my opinion Options issuable in accordance with the Plan when duly authorized and issued as contemplated by the Registration Statement, the Prospectus and the Option Plan will be validly issued and will be binding obligations of the Company.

               My opinion set forth above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

               I am a member of the Bar of the State of New York and I do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

               I consent to the filing of this opinion letter as an Exhibit to the Registration Statement.


                                             Very truly yours,


                                             /s/ William H. Buchanan, Jr.


                                             William H. Buchanan, Jr.


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